Exhibit 10.5
Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83

TRANSITION CONTRACT MANUFACTURING AGREEMENT
BY AND BETWEEN
[3M COMPANY]
AND
[3M HEALTH CARE COMPANY]
DATED AS OF
[●]

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83

Section 12.5.	Record Retention.	31

Section 12.6.	Confidentiality.	31

Section 12.7.	Dispute Resolution.	31

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83
TRANSITION CONTRACT MANUFACTURING AGREEMENT
This TRANSITION CONTRACT MANUFACTURING AGREEMENT (this “Agreement” or “TCMA”), dated as of [●] (the “Effective Date”), is entered into by and between 3M Company, a Delaware Corporation (“Parent”), and 3M Health Care Company, a Delaware corporation (“SpinCo” and, together with Parent, the “Parties,” and each, individually, a “Party”).
RECITALS
WHEREAS, SpinCo and Parent are parties to that certain Separation and Distribution Agreement, dated as of [●] (the “SDA”);
WHEREAS, the board of directors of Parent has determined that it is in the best interests of Parent and its shareholders to create a new publicly traded company that shall operate the SpinCo Business and to separate the SpinCo Business from the Parent Business. Pursuant to the SDA and the Separation Step Plan, Parent will contribute certain SpinCo Assets held by it to SpinCo, in exchange for (i) the assumption by SpinCo of certain SpinCo Liabilities, (ii) the issuance by SpinCo to Parent of SpinCo Shares, and (iii) the Cash Transfer and, following such contribution, Parent will effect the distribution, on a pro rata basis, to holders of Parent Shares of at least 80.1% of the outstanding SpinCo Shares owned by Parent (the “Initial Distribution”);
WHEREAS, this Agreement is an “Ancillary Agreement” pursuant to the SDA;
WHEREAS, this Agreement is being entered into by the Parties in order to promote the orderly transition of certain operations of the SpinCo Business and to effectuate the orderly consummation of the transactions contemplated under the SDA; and
WHEREAS, consistent with SpinCo’s authority to set the strategic direction for, and make strategic decisions in respect of, the SpinCo Business following the transactions contemplated under the SDA, this Agreement sets forth the terms and conditions pursuant to which each of SpinCo and Parent (as applicable) desires to make use of, and such other Party desires to provide, the Contract Manufacturing Services for a limited period following the Effective Date; and
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

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ARTICLE 1
DEFINITIONS
Section 1.1.    Certain Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the SDA. As used in this Agreement, the following terms shall have the following meanings:
“Confidential Information” has the meaning set forth in the Transition Services Agreement.
“Control” has the meaning set forth in the Transition Services Agreement.
“Delivery” means a delivery to Recipient or its designated carrier of Products by Supplier in accordance with the shipping terms indicated per Product in a purchase order or as otherwise agreed between the Parties, and Deliver and Delivered have corresponding meanings.
“Demand Plan” has the meaning set forth in the Transition Distribution Services Agreement; for clarity, the Demand Plan covers Products which are TDSA Products, but not Non-TDSA Products.
“Information Technology Systems” has the meaning set forth in the Transition Services Agreement.
“IP Cross License Agreement” means the Intellectual Property Cross License Agreement entered into entered into between Parent and SpinCo on or around the date of this Agreement.
“Licensed Primary Trade Secrets” means “Company Licensed Primary Trade Secrets” or “SpinCo Licensed Primary Trade Secrets” as defined in the IP Cross License Agreement, as applicable.
“Master Supply Agreement” means the Master Supply Agreement entered into between Parent and SpinCo on or around the date of this Agreement.
“Non-TDSA Product” means any Product other than TDSA Products supplied and sold by Supplier to Recipient hereunder.
“Manufacture” or “Manufactured” means the procurement of materials required for the production of the Products (and being the importer of record for such materials) and the production and other related activities as agreed by the Parties on a Product-by Product basis (including packaging, labelling, quality sampling, quality testing and warehousing of the Products, but excluding final market release).
“Quality Agreement” means the Master Quality Supplier Agreement entered into between Parent and SpinCo on or around the date of this Agreement.
“Recipient” means with respect to any Contract Manufacturing Service, the Party designated as “Recipient” in Appendix A.

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“Recipient Equipment” means any production machines, tools, molds, dies or related equipment that (a) constitutes an asset of Recipient and (b) are located at a Supplier Manufacturing Facility.
“Regulatory Requirements” means all Laws governing (a) the establishment of recordkeeping or reporting obligations for Third Party complaints or adverse events, (b) recall, and obligations related to Product certifications, registrations, listings, qualifications, design, safety, or (c) regulatory compliance.
“Settlement Statement” has the meaning set forth in the Transition Services Agreement.
“Specification” means any packaging, Product, or service standards, specifications, and other requirements applicable to a Product as agreed between the Parties in accordance with Section 2.3.
“Supplier” means with respect to any Contract Manufacturing Service, the Party designated as “Supplier” in Appendix A.
“Supplier Manufacturing Facility” means with respect to each Supplier the facilities which are owned, leased or operated by such Supplier or its Affiliates, including the facilities listed in Appendix A.
“TDSA Product” means any Product supplied and sold by Supplier to Recipient hereunder for distribution by Supplier or its Affiliates under the TDSA.
“Third Party Provider Agreement” means any agreement between Supplier or its Affiliates and a Third Party Provider.
“Transition Distribution Services Agreement” or “TDSA” means the Transition Distribution Services Agreement entered into between Parent and SpinCo on or around the date of this Agreement.
“Transition Services Agreement” means the Transition Services Agreement entered into between Parent and SpinCo on or around the date of this Agreement.
Section 1.2.    Other Defined Terms

Term	Section

Agreement	Introductory paragraph
Contract Manufacturing Services	Section 2.1(a)
Contractor	Section 3.6
Damages	Section 9.1
Effective Date	Recitals
Exit	Section 2.11(a)
Exit Plan	Section 2.11(c)

Confidential Treatment Requested by 3M Health Care Company
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Exit Support	Section 2.11(b)
Final Term	Section 11.1(c)
Indemnified Persons	Section 9.1
Indemnifying Party	Section 9.1
Indirect Taxes	Section 4.6(a)
Local Statement	Definition of Settlement Statement
Parent	Introductory paragraph
Parties	Introductory paragraph
Party	Introductory paragraph
PFAS	Section 2.1(d)
PFAS Products	Section 2.1(d)
Price	Section 4.1
Product	Section 2.1(a)
Remaining Inventory	Section 2.12(a)
SDA	Recitals
Service Affiliate	Section 2.2(a)
Service Term	Section 11.1(b)
Shutdown	Section 2.7(b)(i)
SpinCo	Introductory paragraph
Supplier Party	Section 2.2(b)
TCMA	Introductory paragraph
TCMA Sub-Committee	Section 2.10
Third Party Provider	Section 2.2(a)
Section 1.3.    Hierarchy. The appendices to this Agreement shall form part of this Agreement. In case of any conflicts, the body of this Agreement shall prevail over its appendices, unless explicitly stated otherwise in the relevant appendix with reference to the clause in the body of the Agreement from which it deviates. In the event of a conflict between the terms of the SDA and the terms of this Agreement, the terms of the SDA shall prevail, unless explicitly set out otherwise in this Agreement with reference to the clause in the SDA from which it deviates.
ARTICLE 2
CONTRACT MANUFACTURING SERVICES
Section 2.1.    Transition Contract Manufacturing Services; Products.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, and in consideration of the amounts payable by Recipient pursuant to Article 4, Supplier shall (i) Manufacture at the applicable Supplier Manufacturing Facilities the products set forth in Appendix A (the “Products”) and (ii) sell the Products to Recipient for any lawful use or purpose ((i) and (ii) together constitute the “Contract Manufacturing Services”) and (iii) Deliver the

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Products to Recipient. Appendix A sets forth a complete list of the Supplier Manufacturing Facilities and Products as of the Effective Date, including for each Product the applicable Service Term, lead times, packaging, Prices (as defined below) and other details.
(b)    Recipient understands and agrees that neither Supplier nor any of its Affiliates is in the business of providing Contract Manufacturing Services to Third Parties and is not a professional services provider and that Supplier and its Affiliates have no interest under any circumstances in continuing, and shall not be obligated to continue, (i) any Contract Manufacturing Service beyond its Service Term or (ii) this Agreement beyond the Final Term.
(c)    Recipient (or its relevant Affiliate) shall at all times bear the risk of loss for all Products (including in-process inventory which shall include raw materials) to be Manufactured and Delivered to Recipient by Supplier, including during the time Supplier (or its Affiliate) holds legal title to such Products or in-process inventory or stores the Products or in-process inventory at the Supplier Manufacturing Facilities prior to the Delivery or sale of such Products to Recipient.
(d)    Product Discontinuation; PFAS.
(i)    Supplier may discontinue a Product on an individual basis, and the discontinuation of one or more Products shall not constitute a termination of the Agreement. Except as set forth in Section 2.1(d)(ii),  Supplier’s right to discontinue a Product is limited to situations where Supplier is taking such action to address stewardship or regulatory concerns, which may include, but is not limited to, actual or potential enforcement actions, legal or regulatory concerns from agencies or other governmental authorities, permits or other operating approvals that may impact production, costs or liabilities relating to operations, or Supplier’s environmental and stewardship commitments. Supplier will give one year advance prior notice of discontinuation where the circumstances permit such a time period, otherwise Supplier will give advance notice as is practicable under the circumstances. For any Product discontinuation the SA Contacts will determine whether additional Product capacity exists beyond the relevant Forecast and/or historical purchase quantities and agree upon and document any final purchase quantities and timing. Where any Product discontinuation occurs under this Section 2.1(d)(i) and agreement on final purchase quantities cannot be reached in a reasonable amount of time, the matter will be escalated to the TCMA Sub-Committee.
(ii)    Supplier is planning to exit the manufacture and supply of Products consisting of, containing, or manufactured with the aid of, per- and polyfluoroalkyl substances (“PFAS” and such Products the “PFAS Products”). Recipient is fully aware of this exit. Notwithstanding any other provision in this Agreement or any other Ancillary Agreement, including any Product Forecast, order, terms and conditions, or other documents exchanged between the Parties, Supplier may, without any liability whatsoever, discontinue or suspend the manufacture, distribution or supply of PFAS Products at any time, and/or Supplier may offer to substitute such PFAS Products with reformulated products to remove the use of PFAS at Supplier’s election (it being

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understood that Recipient may reject such offer in its sole discretion), subject in the event of any such discontinuation, suspension or substitution to giving advance prior notice that Supplier deems reasonable under the circumstances (which, for the avoidance of doubt, may be may be less than the notice periods required pursuant to the foregoing Section 2.1(d)(i), or may be no notice at all if Supplier determines that providing notice is not practical under the circumstances) to such discontinuation, suspension or substitution. Recipient and its Affiliates may not, under any circumstances, attempt to pull orders or quantities of PFAS Products forward or otherwise build inventory that exceeds Recipient’s and its Affiliates actual consumption in the relevant quarter. Supplier’s rights hereunder expressly include that Supplier may discontinue or reduce the quantity of PFAS Products available in its complete and sole discretion at any time upon such advance prior notice that Supplier deems reasonable under the circumstances (which, for the avoidance of doubt, may be less than the notice periods required pursuant to Section 2.1(d)(i) or may be no notice at all if Supplier determines that providing notice is not practical under the circumstances), including reducing or rejecting the quantities identified in Forecasts and/or orders, even if previously accepted.
Section 2.2.    Supplier’s Affiliates and Third Party Providers.
(a)    In providing the Contract Manufacturing Services to Recipient, Supplier may (i) use its own personnel, (ii) use any of the personnel of any of its Affiliates (each such Affiliate involved in the provision of the Transition Services a “Service Affiliate”), or (iii) employ the services of qualified contractors, subcontractors, vendors or other Third Party providers, (each, a “Third Party Provider”); Recipient’s written consent shall only be required prior to engaging a Third Party Provider if (x) expressly required by the Quality Agreement or Appendix A for a specific Contract Manufacturing Service, or (y) in Supplier’s reasonable opinion, after consultation with Recipient, the usage of a Third Party Provider would be expected to have a material negative impact on the provision of the Contract Manufacturing Services.
(b)    Each of Supplier and any of its Affiliates or Third Party Providers used by Supplier to provide Contract Manufacturing Services shall be referred to as a “Supplier Party.” Where this Agreement imposes obligations on Supplier or any Supplier Party, Supplier shall cause and compel each Service Affiliate or, as applicable, direct each Third Party Provider to perform such obligations and comply with the terms of this Agreement, provided, that, Supplier shall, subject to Section 10.2(d), remain responsible for such Supplier Party’s compliance with the terms of this Agreement.
Section 2.3.    Product Specifications. Supplier will Manufacture each Product for Recipient in accordance with the applicable Specifications as determined and provided by Recipient. Specifications are set forth in the Quality Agreement or may be agreed to by the Parties using such other system(s), database(s), and/or document(s) as the Parties may agree to confirm applicable Specifications. Where a written Specification does not exist, either Party may initiate discussions on creating and including such documentation under this Agreement. Where no documented Specification exists, then references to the Specifications as set forth herein will mean that the Product meets the manufacturing release standards and release processes

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customarily used by Supplier for that Product of Recipient immediately prior to the Effective Date.
Section 2.4.    Nature and Quality of Contract Manufacturing Services. Supplier shall provide the Contract Manufacturing Services, if nothing applicable is specified in Appendix A or the Quality Agreement, with at least substantially the same degree of care, skill, quality (including skill and diligence), and manner of performance used by Supplier or its Affiliates, as applicable, in providing substantially similar services to its own internal organization at the time the Contract Manufacturing Services are performed.
Section 2.5.    Supplier’s Policies and Procedures. The Contract Manufacturing Services shall be provided by Supplier in accordance with Supplier’s and each Service Affiliate’s policies and procedures that are applicable at the time the Contract Manufacturing Services are provided. If Recipient accesses Supplier’s systems or premises or otherwise utilizes Supplier’s facilities or equipment, Supplier shall so inform Recipient and specify the relevant policies or procedures to Recipient, and Recipient shall then conform to the requirements of such policies or procedures while having access to such systems or premises utilizing such facilities or equipment. Nothing in this Agreement shall prohibit Supplier or, as applicable, the Service Affiliates from making changes from time to time to such policies and procedures; provided, however, that any changes to such policies and procedures shall not materially change the care, skill and diligence applicable to the provision of any Contract Manufacturing Services hereunder. If Recipient cannot – using commercially reasonable efforts – comply with any of the above changes, the Parties will discuss in good faith to find an approach to address any issues or find reasonable work-arounds at Recipient’s sole cost and expense.
Section 2.6.    Labelling and Packaging of Products; Design Changes. As of the Effective Date and excluding changes to branding, naming, or trademarks, Supplier will continue to package Product as it was packaged and labeled immediately prior to the Effective Date. To the extent practicable, content and format details for packaging and labeling should be set forth in documentation maintained by the Parties, which may be compiled with the Specifications or in such other manner as the Parties designate. For Product where packaging and labeling documentation is specified, Supplier is responsible to supply Product in accordance therewith. Where Recipient requests that packaging be changed or modified, or that new packaging be implemented, the Parties will cooperate to implement such change on a reasonable timeline and work through existing inventory to avoid waste or scrapped inventory or packaging, and Product pricing will be adjusted to reflect the change (increase or decrease) in costs. Where Recipient mandates that such change take place more quickly than can be agreed to by Supplier, Recipient is responsible to reimburse Supplier for scrapped inventory and waste.
Section 2.7.    Limitations to Supplier’s Obligations. In addition to any other limitation or exclusion of Supplier’s obligations or liability hereunder, the Parties agree as follows:
(a)    Capacity Limitations. Subject to Section 5.2, Supplier shall provide all Contract Manufacturing Services in accordance with the applicable Demand Plan and Product Forecast.

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(b)    Maintenance and Shutdowns. Supplier and the applicable Service Affiliates shall have the right in their sole discretion to determine that it is necessary or appropriate to temporarily suspend the Contract Manufacturing Services due to scheduled or emergency maintenance, modification, repairs, updates or upgrades, alterations or replacements of any of systems or operations which are required to provide Contract Manufacturing Services (a “Shutdown”). Supplier will use commercially reasonable efforts to provide Recipient with reasonable written notice of such Shutdowns as soon as reasonably practicable. If the obligations of Supplier to provide the Contract Manufacturing Services are suspended in accordance with Section 2.7(b), (i) no Party shall have any liability whatsoever to the other Party directly arising out of or relating to such suspension; and (ii) any payment of Prices for suspended Contract Manufacturing Services is suspended as well. Notwithstanding the foregoing, if a Shutdown continues materially longer than anticipated, the Parties will discuss in good faith an alternative to the affected Contract Manufacturing Services.
(c)    Legal Compliance. Supplier shall not be required hereunder to take any action (including by providing any Contract Manufacturing Services or information pursuant to Section 2.8) that would constitute, or that Supplier reasonably believes would constitute, (i) a violation of any applicable Law (including any failure to hold an applicable permit); (ii) a breach of a Supplier Party’s contractual obligations, or (iii) any other violation of a Third Party’s rights; provided, however, that in each of the foregoing circumstances, Supplier shall use commercially reasonable efforts to provide Recipient with reasonably prompt written notice upon becoming aware of such impediment and the Parties shall cooperate in good faith to identify a commercially reasonable alternative to the affected Contract Manufacturing Services at Recipient’s sole cost and expense.
(d)    Product Regulatory Requirements. For the purpose of clarity, and without limiting any other limitation or exclusion of Supplier’s obligations or liability hereunder, Supplier Parties shall not be responsible under this Agreement for any Regulatory Requirements (except as may be required as part of the Specifications). If Recipient requests information reasonably required for, and related to, Regulatory Requirements, Supplier Parties shall cooperate in good faith by providing Recipient relevant Product information reasonably available to Supplier.
Section 2.8.    Information, Cooperation, and Other Assistance. Recipient shall cooperate with any Supplier Party as reasonably necessary for the performance of the Contract Manufacturing Services. Upon Supplier’s request, Recipient shall provide any relevant Supplier Party with all information available to Recipient that is reasonably necessary to perform any Contract Manufacturing Services or the Exit Support; provided that Recipient shall not be required to disclose any information to the extent disclosure to the applicable Supplier Party is not permitted under applicable Law or disclosure of such information is subject to any contractual restrictions that prevent Recipient from disclosing such information. If and to the extent Recipient (or any of its personnel) has been performing functions or provided other contributions in support of the receipt of Contract Manufacturing Services at the Effective Date, Recipient shall continue to perform such functions or contributions. If Recipient fails to perform such functions or contributions, Supplier shall have no obligation to provide the relevant

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Contract Manufacturing Service and shall not be responsible for any Damages resulting therefrom.
Section 2.9.    Access.
(a)    To the extent reasonably required for any relevant Supplier Party to perform, or otherwise make available, the Contract Manufacturing Services or Exit Support, or for Recipient to receive the Contract Manufacturing Services or Exit Support, the Party granting such access shall, and shall ensure that its Affiliates shall, without any charge,
(i)    provide any relevant Party with reasonable access, on an as-needed basis, to any of such Party’s or its Affiliates’ equipment, office space, plants, telecommunications, devices, and computer equipment and systems (subject to Section 10.10 of the Transition Services Agreement (which shall apply mutatis mutandis to this Agreement pursuant to Section 12.1)) and any other areas and equipment; and
(ii)    perform any tasks and provide any acknowledgments or materials specified to be provided by either Party in Appendix A related to such access.
Supplier shall use commercially reasonable efforts to minimize the disruption to Recipient’s operations in exercising such access rights.
(b)    Each Supplier Party shall, without any charge: (i) provide Recipient with reasonable access upon reasonable request in advance to Supplier and any relevant Affiliate, to the Recipient Equipment and inventories of Products and raw materials and works-in-progress used to Manufacture the Products, in each case located at such Supplier Manufacturing Facility; (ii) perform any tasks and provide any acknowledgments, approvals or notifications or materials specified to be provided by Supplier related to such access; and (iii) cooperate with Recipient in the planning, staging and removal of the respective assets from such Supplier Manufacturing Facility in accordance with the Exit Plan. Each Supplier Party shall grant the access described in this Section 2.9(b) during business hours (unless such access is needed urgently or related to an emergency) and the accessing party shall use commercially reasonable efforts to minimize the disruption to Supplier’s operations in exercising such access rights.
Section 2.10.    TCMA Sub-Committee. The Parties agree that the Transition Committee shall, during its first meeting, establish a TCMA subcommittee to provide oversight for the administration of this Agreement in accordance with Section [2.16] of the SDA (the “TCMA Sub-Committee”) and determine the procedures and composition of the TCMA Sub-Committee to manage all responsibilities delegated to it by the Transition Committee. The Parties shall set out the procedures and composition of the TCMA Sub-Committee determined by the Transition Committee on a schedule to the SDA.
Section 2.11.    Exit of Contract Manufacturing Services.
(a)    During the term of this Agreement, Recipient agrees to work diligently and expeditiously to employ or retain personnel, install and commission the Recipient Equipment and any other production machines, tools, molds, dies or related equipment required for the

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Manufacture of the Products and establish infrastructure and systems with the objective to enable a transition of the Contract Manufacturing Services to its own manufacturing facilities (or to a Third Party Provider designated to take over the Manufacture of Products) (the “Exit”) as soon as possible.
(b)    Upon Recipient’s request, Supplier shall, during the term of this Agreement, support the Exit to the extent reasonably required for the orderly hand-over of the Contract Manufacturing Services to Recipient or any Affiliate or Third Party designated by Recipient (the “Exit Support”); provided, however, that the Exit Support shall not exceed consultation and support from five (5) full time employees for five (5) business days prior to the Exit and five (5) business days following the Exit unless expressly agreed in advance by both Supplier and Recipient.
(c)    Within ninety (90) business days after the Effective Date, the Parties shall in good faith agree on a plan to promote a smooth and orderly wind down and transition to Recipient or the appropriate vendor of the Contract Manufacturing Services (including an inventory build plan) and the Exit Support to be provided by Supplier (the “Exit Plan”). The Exit Plan shall also include the identification of necessary input materials for certain Products, which input materials will be provided by Supplier to Recipient under the Master Supply Agreement in connection with the Exit and thereafter. Recipient shall be responsible for the preparation and the provision of the final Exit Plan as early as possible for Supplier’s review and input. Once agreed, both Parties shall comply with the terms of the Exit Plan, including in relation to timelines and milestones defined therein and a periodic review of the implementation of the Exit Plan once every thirty (30) days starting from the agreement of the Exit Plan by the TCMA Sub-Committee.
(d)    Except as otherwise stated in this Agreement or as otherwise agreed in the Exit Plan, each Party shall be responsible for the costs and expenses incurred by it and its Affiliates in connection with the Exit.
Section 2.12.    Final Inventory Purchase.
(a)    On a Contract Manufacturing Service-by-Contract Manufacturing Service level, promptly upon the termination or expiration of the applicable Service Term with respect to a Contract Manufacturing Service, Recipient shall, or shall cause one or more of its Affiliates to, purchase from Supplier (i) at the applicable Price, all remaining inventories of the relevant Product, as well as (ii) at the purchase price paid by Supplier, all remaining raw materials used for the Contract Manufacturing Services for such Product that Supplier cannot use otherwise (the “Remaining Inventory”). Within sixty (60) days of the termination or expiration of the applicable Service Term, Supplier shall separately invoice Recipient or its Affiliate designated by Recipient for any amounts owing to Supplier pursuant to this Section 2.12, with such invoice to include any applicable Tax arising from the purchase of Remaining Inventory, contemplated by this Section 2.12. Recipient or Recipient’s Affiliate (as applicable) shall remit payment no later than thirty (30) days following the date of receipt of any such invoice.

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(b)    Recipient shall also be responsible for, and pay all expenses it incurs in connection with, removing, transporting, relocating, transferring, scrapping or disposing of all Remaining Inventory, as applicable, pursuant to Section 2.12(a) no later than thirty (30) days after the termination or expiration of the applicable Service Term.
(c)    With respect to Recipient’s obligations pursuant to Section 2.12(a) and (b) above, Supplier shall, on a Contract Manufacturing Service-by-Contract Manufacturing Service basis, be allowed to hold back an amount equal to the amount payable by Recipient for the relevant Remaining Inventory pursuant to Section 2.12(a). Supplier shall release the amount held back pursuant to the preceding sentence as part of the global settlement process in the USA, provided, that, Recipient has fulfilled its obligations pursuant to Section 2.12(a) and (b).
ARTICLE 3
USE AND MAINTENANCE OF RECIPIENT EQUIPMENT
Section 3.1.    Use of Recipient Equipment. Supplier and its relevant Affiliates shall at all times during the Service Term have the right to use any Recipient Equipment, for any purposes reasonably necessary for the provision of Contract Manufacturing Services hereunder, and consistent with Supplier’s use immediately prior to the Effective Date.
Section 3.2.    Ownership. Supplier acknowledges, on behalf of itself and each other Supplier Party, that the Recipient Equipment, any replacements thereof, and all related drawings and other documentation related thereto are the property of Recipient (or one of its Affiliates). Recipient (or one of its Affiliates) retains all right, title and interest in and to the Recipient Equipment and Supplier, on behalf of itself and all other Supplier Parties, disclaims any such interest other than its rights to use the Recipient Equipment under and in accordance with this Agreement. Supplier shall not sell, encumber, assign or otherwise dispose of any Recipient Equipment and shall keep the Recipient Equipment free from any Security Interest during the term of the Agreement. Except as contemplated in Section 3.5, Supplier and its Affiliates shall not transfer or remove any Recipient Equipment from any Supplier Manufacturing Facility without the prior written consent of Recipient.
Section 3.3.    Maintenance and Repair. During the term of the Agreement:
(a)    Supplier shall, or shall cause its relevant Affiliates to, for no additional consideration, perform reasonable and ordinary maintenance and routine repairs to keep the Recipient Equipment in good repair and working order and prevent the Recipient Equipment from deteriorating (except, in each case, for any reasonable, ordinary course wear and tear); and
(b)    Recipient shall be solely responsible for performing and paying all costs for any maintenance or repairs beyond such reasonable and ordinary maintenance and routine repairs to the Recipient Equipment referred to in clause (a), except to the extent needed as a result of Supplier’s gross negligence, in which case Supplier shall be responsible for such costs.
(c)    If, during the term of the Agreement, Supplier identifies maintenance or repairs for which Recipient would be responsible pursuant to clause (b) above, Supplier shall

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promptly provide Recipient written notice of such repair or maintenance, including a good faith estimate of the time, disruption to operations and cost associated therewith and, if applicable a recommended Third Party vendor to perform such repair or maintenance ; provided that a Third Party vendor shall only be selected by Recipient to perform such repair or maintenance if the vendor is able to perform such work in a timely manner and is able to avoid undue disruption. Recipient shall, within five (5) days (or fewer if the situation requires) of receipt of such notice, notify Supplier as to whether such maintenance or repair is approved (and whether Recipient would prefer to conduct such repair using a different Third Party). If Recipient elects for (i) Supplier to conduct such maintenance or repair, and Supplier is willing to undertake the repair, Supplier shall perform such maintenance or repairs in a manner materially consistent with the policies and practices applicable to repairs and maintenance for Supplier’s business, and Recipient shall reimburse Supplier for Supplier’s actual cost reasonably incurred in performing such maintenance or repair, or (ii) Supplier’s proposed Third Party to perform the repair or maintenance, Supplier shall negotiate and enter into an agreement with such Third Party vendors to perform the repairs or maintenance on the terms included in the notice provided to Recipient, and Recipient shall reimburse Supplier for its out-of-pocket expenses paid to such Third Party. If Recipient desires to perform any such maintenance or repairs itself or using a Third Party provider to conduct such repairs or maintenance, Supplier shall grant such parties access to conduct such repairs or maintenance and shall provide reasonable assistance in connection therewith ; provided, that, with respect to any such Third Party providers, Supplier or Recipient can require that they are subject to restrictions on its use and disclosure of Supplier’s Confidential Information at least as restrictive as those set forth in this Agreement. Supplier shall have the right to reasonably approve and condition access with respect to any Third Party providing maintenance and repair services hereunder at a Supplier Manufacturing Facility. If such repairs or maintenance involve access to Recipient-owned Licensed Primary Trade Secrets, Supplier shall follow the security policies governing the use of such Licensed Primary Trade Secret.
Section 3.4.    Risk of Loss; Duty to Insure. The risk of loss or damage with respect to Recipient Equipment remains with Recipient during the term of the Agreement, unless any such loss or damage (i) is primarily due to a Supplier Party’s failure to repair or maintain such Recipient Equipment in accordance with Section 3.4 or (ii) Supplier’s gross negligence or willful misconduct in operating the Supplier Manufacturing Facilities, in which case of (i) and (ii), Supplier shall be responsible for the risk of loss or damage. Until the Recipient Equipment shall have been removed from the Supplier Manufacturing Facilities in accordance with Section 3.6, Recipient shall insure the Recipient Equipment against any risk of loss or damage thereto from any cause, including theft, pilferage, deterioration or casualty, except due to intentionally wrongful acts of Supplier. Except as otherwise stated in Section 3.3, Recipient shall bear all costs to replace or repair any Recipient Equipment that have been lost, damaged destroyed, or that are no longer in good repair and working order. All replacements of the Recipient Equipment shall become property of Recipient and will be deemed for all purposes under this Agreement to be the Recipient Equipment.

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Section 3.5.    Removal of Recipient Equipment.
(a)    Upon the expiration or termination of this Agreement, or upon the termination of any Contract Manufacturing Service at any Supplier Manufacturing Facility, Supplier shall, and shall cause its relevant Affiliates to, retain and provide reasonable assistance to Recipient or a Third Party contractor (“Contractor”) selected by or consented to in writing by Recipient, which shall remove from manufacturing operations, crate, and make available for transport (a) in the case of the expiration or termination of this Agreement, all Recipient Equipment, or (b) in the case of the termination of any Contract Manufacturing Service at any Supplier Manufacturing Facility, all Recipient Equipment at such Supplier Manufacturing Facility that is not used in the performance of any other Contract Manufacturing Service at such Supplier Manufacturing Facility, in each case in the same condition (except for any reasonable wear and tear) as such Recipient Equipment was in on the Effective Date.
(b)    Recipient agrees to assume responsibility for, and pay all expenses in connection with, and reimburse Supplier for, reasonable costs (whether internal or external) incurred by Supplier and its relevant Affiliates in connection with the removal of Recipient Equipment, including costs and expenses associated with (i) removing, crating, and making available for transport all Recipient Equipment, which costs shall be agreed by the Parties in the Exit Plan, and (ii) restoring the areas of such facilities in which the Recipient Equipment was located (and any other areas of such facilities that were impacted or damaged in connection with such removal) to a broom clean and safe condition including by (x) safely capping supply and discharge lines (electrical, liquids, gas, etc.) and (y) repairing any damage or holes to concrete, flowing, walls or ceilings. Recipient shall also be responsible for making arrangements for, and paying all expenses associated with, transportation of the Recipient Equipment.
(c)    Supplier will propose a Contractor per the timeline agreed upon in the Exit Plan, or otherwise ninety (90) days prior to the expiration or (if possible) termination of this Agreement or any Contract Manufacturing Service and will share the name of the Contractor and the preliminary cost estimate and any other material terms provided by the Contractor to Recipient. If Recipient objects to the selected Contractor, Recipient must notify Supplier of its objection within thirty (30) business days, and Supplier and Recipient will work together in good faith to promptly identify an alternate Contractor that is mutually acceptable to Supplier and Recipient.
(d)    Supplier and Recipient will cooperate to define exact timing for the removal of the Recipient Equipment in the Exit Plan; provided, such removal and transportation shall be completed within sixty (60) business days following the date of such expiration or termination; provided, that such sixty (60) business day period may be extended as reasonably necessary as a result of any event of Force Majeure. Supplier agrees, from and after the date of such expiration or termination, to provide, or cause its relevant Affiliates to provide, Recipient, its agents and employees access to those areas of the Supplier Manufacturing Facilities during reasonable business hours or otherwise in accordance with the Exit Plan, upon reasonable notice and subject to any applicable event of Force Majeure, necessary for purposes of transporting such Recipient Equipment. For the avoidance of doubt, nothing herein modifies the terms stated

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in Section 3.5. Supplier will invoice Recipient for all expenses associated with this Section 3.6 promptly after Supplier incurs such expenses, as agreed in the Exit Plan.
ARTICLE 4
PRICING AND PRICE CHANGES
Section 4.1.    Prices. The price for each Product is stated in Appendix A which prices include all Product costs payable by Recipient (the “Price”). Where Supplier is arranging transportation and shipping, such expenses will be reflected in the price base on FCA port of export, Incoterms® 2020 rules. Taxes and additional amounts will be stated on the invoice and owed by Recipient.
Section 4.2.    Adjustment of Prices. Supplier may, in its sole discretion, adjust Prices at any time and will use reasonable efforts to provide at least thirty (30) days’ notice. Adjusted Product Price will apply to any pending and accepted Orders.

Section 4.3.    Invoicing and Payment Terms.
(a)    Following the end of each calendar month, Supplier shall invoice the amounts to be paid by Recipient for Contract Manufacturing Services under this Agreement (including any payments for Exit Support pursuant to this Agreement) in USD to Recipient for that month.
(b)    All payments invoiced under this Agreement shall be due within thirty (30) calendar days after the date of the invoice.
Section 4.4.    Settlement Statement. Payments invoiced under Section 4.3 shall, once they become due, be considered in and paid as part of the Settlement Statement process set out in [Section 4.2] of the Transition Services Agreement.
Section 4.5.    No Set-Off. Other than as part of the Settlement Statement process, Recipient shall not be entitled to set-off, withhold or reduce any payment of Prices by any amounts which it claims are owed to it by Supplier under this Agreement or any other agreement.
Section 4.6.    Taxes.
(a)    All amounts payable under this Agreement shall be exclusive of any sales, use, value-added, transfer, goods and services, consumption, excise, service, stamp, documentary, filing, recordation or other similar Taxes. Without limiting any provision of this Agreement, Recipient shall pay and be responsible for any and all sales, use, value-added, transfer, goods and services, consumption, excise, service, stamp, documentary, filing, recordation or other similar Taxes imposed or assessed with respect to the provision of Contract Manufacturing Services by Supplier (“Indirect Taxes”). Supplier shall issue proper invoices usable by Recipient to recover (by way of credit or refund) Indirect Taxes in jurisdictions where they are recoverable. Supplier and Recipient shall cooperate to minimize any Indirect Taxes and in obtaining any refund, return or rebate, or in applying for an exemption or zero-rating for Contract Manufacturing Services giving rise to any Indirect Taxes, including by filing any

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exemption or other similar forms or providing a valid tax identification number or other relevant registration numbers, certificates or other documents.
(b)    All payments of amounts payable under this Agreement shall be made free and clear of any deduction or withholding for Taxes except to the extent Recipient is required to deduct or withhold Taxes by applicable Law. To the extent Recipient is required to deduct and withhold Tax in connection with a payment of amounts payable under this Agreement, Recipient shall timely pay over such deducted and withheld amounts to the applicable Tax Governmental Authority and promptly provide Supplier with evidence of such payment. Where a relief, waiver or reduction of any deduction or withholding is available under applicable Law, Supplier and Recipient shall cooperate to obtain such Tax exemption from the relevant Tax Governmental Authority.
ARTICLE 5
ORDERS AND FORECASTS
Section 5.1.    Product Forecast. During the term of the Agreement, Recipient shall deliver to Supplier a non-binding forecast of Recipient’s good faith estimate of its anticipated purchases of Products during the following twelve (12) months (a “Product Forecast”) which Recipient shall update each month thereafter no later than the last business day of each month during the term of the Agreement. Each such Product Forecast shall be prepared in good faith and include, to the extent reasonably practical, a breakdown of the specific quantity of each such Product that Recipient plans to order during each month during the applicable twelve (12) month period.
Section 5.2.    Demand Plan. Concurrently with the first Product Forecast, and every three (3) months thereafter during the applicable Service Term, Recipient shall deliver to Supplier the Demand Plan setting out Recipient’s demands of Products during the following three (3) months period and Recipient will be deemed to have made a firm commitment to purchase each Product specified therein in at least the quantity specified therein and Supplier and any relevant Affiliate may rely thereon in ordering raw materials and scheduling time needed to Manufacture the Products To the extent the Demand Plan sets out volumes that exceed the volumes indicated for the same period of time in the applicable Product Forecast by not more than ten percent (10%), Supplier will consider such request in good faith and use commercially reasonable efforts to Manufacture and Deliver such excess amounts; provided, however, that Supplier shall not be obligated to Manufacture and Deliver any volumes set out in the Demand Plan that exceed the volumes indicated for the same period of time in the applicable Product Forecast.
Section 5.3.    Orders. Recipient shall place orders for Products in line with past practice and in accordance with the Demand Plan and the further requirements set out Appendix A. Without prejudice to Section 5.2, when Recipient submits a purchase order for Products during the term of the Agreement, such purchase order will be a firm order. Supplier shall accept all orders for Products made by Recipient that are consistent with the Demand Plan and Appendix A and otherwise in compliance with this Agreement. With respect to any such

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purchase order submitted by Recipient to Supplier pursuant to this Agreement, the Parties agree that the terms and conditions of this Agreement shall control, and that no terms or conditions specified in such purchase order shall have any effect, except as to the identification of the quantity of Products ordered pursuant to such purchase order. Supplier’s acceptance of any such purchase order may occur by (a) Delivery of the applicable Products to Recipient, (b) written acknowledgement delivered by Supplier to Recipient, or (c) electronic shipment confirmation.
Section 5.4.    Supply of Product. For any purchase order for Products Recipient submits in accordance with this Agreement, Supplier shall, or shall cause its relevant Affiliates to, supply the requested Product and quantities, and shall use commercially reasonable efforts to deliver the Products specified in such order within Supplier’s lead time for such Products as specified in Appendix A. Delivery will be FCA port of export, Incoterms® 2020 rules. If Supplier or its relevant Affiliate will not be able to deliver ordered Product within such period, Supplier shall notify Recipient and provide Recipient with an estimate of the Delivery time of such Product.
Section 5.5.    Order Changes; Cancellations. Once an order is placed and accepted, it may only be changed or canceled by Recipient with mutual agreement of the Parties, except as otherwise stated in this Agreement.
Section 5.6.    Inspection and Acceptance.
(a)    For Products Delivered during the term of the Agreement, Recipient shall conduct a reasonable inspection of Product Deliveries within a reasonable timeframe (not to exceed thirty (30) days from Delivery) and notify Supplier in writing if any Product fails in any respect (including in quantity or in Specification) to conform to this Agreement or the applicable Specifications.
(b)    Any such Product for which a defect is discoverable upon reasonable inspection and with respect to which Recipient fails to deliver a notice pursuant to Section 5.6(a) within thirty (30) days after its Delivery shall be deemed to have been accepted by Recipient and cannot be returned, and Supplier shall have no obligation to replace such Product. In the event of breach of warranty pursuant to Section 8.2, the terms of Section 8.3shall govern.
(c)    Any Product materially converted or altered by Recipient (or any of Recipient’s customers) after Delivery shall be deemed to have been accepted by Recipient and cannot be returned, and Supplier shall have no obligation to replace such Product, provided, that, if a material defect existed prior to such conversion or alteration and such defect was not discoverable upon investigation prior to such conversion or alteration, the Parties shall cooperate in the course of any investigation and potential arrangements for the replacement of defective Product pursuant to this Agreement.

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ARTICLE 6
INTELLECTUAL PROPERTY RIGHTS
Section 6.1.    Ownership of Background IP. All Intellectual Property Rights belonging to a Party on or prior to the Effective Date (whether developed by that Party or acquired by it from a Third Party) as per the terms of the IP Cross License Agreement, or developed or acquired by it independently from the performance of its obligations under this Agreement after the Effective Date, shall remain vested in that Party.
Section 6.2.    Ownership of Foreground IP. All Intellectual Property Rights developed in the course of the provision of the Contract Manufacturing Services shall be solely owned by Recipient, provided that Supplier will retain a non-exclusive right to use such IP developments in the Joint Field, Open Field, and RemainCo Field (in case of SpinCo as the Recipient) and SpinCo Field (in case of Parent as the Recipient), as those terms are defined in the IP Cross License Agreement.
Section 6.3.    License by Recipient. Notwithstanding anything to the contrary in the IP Cross License Agreement, Recipient hereby grants, and shall procure that its relevant Affiliates shall grant, to Supplier and its Affiliates a royalty-free, non-exclusive, non-transferable (except as set out in Section 10.5 of the Transition Services Agreement (which shall apply mutatis mutandis to this Agreement pursuant to Section 12.1)), non-sub-licensable (except to subcontractors permitted under this Agreement) license during the term of this Agreement to use the Intellectual Property Rights controlled by Recipient and its Affiliates only to the extent necessary for Supplier’s provision of the Contract Manufacturing Services and the Exit Support in accordance with this Agreement.
Section 6.4.    Definition of the term “control”. For the purposes of Section 6.3, the term “control” shall mean having the legal authority to grant the relevant license under the relevant Intellectual Property Right without violating the terms of any agreement with any Third Party [and without triggering any additional payment obligations to such Third Party.
ARTICLE 7
QUALITY AGREEMENT
Section 7.1.    Compliance. To the extent applicable to the activities to be performed by the Parties under this Agreement, the Parties shall comply (and shall procure that their respective Affiliates comply) with the terms of the Quality Agreement.
Section 7.2.    Interaction between this Agreement and the Quality Agreement. The Parties acknowledge and agree that:
(a)    in the event of any conflict between this Agreement and the Quality Agreement: (i) to the extent that the conflict relates to processes or procedures relating to quality assurance, the relevant provision(s) of the Quality Agreement shall apply; and (ii) in all other respects, the relevant provision(s) of this Agreement shall apply;

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(b)    neither Party (or their Affiliates) shall be liable for any breach of a quality agreement, except to the extent that breach constitutes a breach of, and gives rise to liability under, this Agreement;
(c)    Article 10 of this Agreement shall apply in relation to the Quality Agreement, and that Article shall be construed accordingly; and
(d)    any dispute in relation to any aspect of, or failure to agree any matter arising in relation to, the Quality Agreement shall be deemed to be a dispute under this Agreement and Section 12.7 shall apply.
ARTICLE 8
LIMITED WARRANTIES & REMEDY
Section 8.1.    Product Use. Recipient acknowledges that many factors that are uniquely within Recipient’s knowledge affect the use and performance of the Products, including use in Recipient’s manufacture and sale of its own products. Recipient is solely responsible for its own products, including for determining whether each Product is fit for a particular purpose and suitable for incorporation into Recipient’s products and use in its manufacturing processes. Recipient is solely obligated to assure that Recipient’s products are safe and comply with applicable Laws.
Section 8.2.    Warranty and Limitations. Supplier represents and warrants that at the time of Delivery to Recipient or, if drop shipped from a Supplier Manufacturing Facility, to the Recipient’s designated drop ship location, each Product will (a) meet the applicable Specification, and (b) conform to the applicable requirements of the Quality Agreement as well as all applicable Laws. Supplier has no obligation or responsibility for determining whether any Product is fit for a particular purpose or suitable for any Recipient’s use and methods of application. Supplier has no obligation for changes, alterations, or modifications in any Product that result from Recipient’s storage, handling, and use of the Product in the manufacture or assembly of Recipient’s products. For the avoidance of doubt, this warranty and limitations shall control over the Quality Agreement for Products supplied under this Agreement.
Section 8.3.    Limited Remedy. If a Product is non-conforming in that it does not meet the warranty pursuant to Section 8.2, Recipient’s sole and exclusive remedy is, at Supplier’s option, replacement or repair of the Product demonstrated to be non-conforming or refund of the Price paid. Claims of non-conformance must be made pursuant to Section 5.6. For the avoidance of doubt, this limited remedy shall control over the Quality Agreement for Products supplied under this Agreement.
ARTICLE 9
INDEMNITIES
Section 9.1.    Mutual Indemnification. Each Party (the “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party and its Affiliates and each of their

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respective past, present or future officers, directors, employees and agents and their respective successors, heirs and assignees and representatives (collectively the “Indemnified Persons”) from and against any damages, losses, liabilities or costs (other than costs allocated to be borne by the indemnified Party under the Agreement, but including reasonable legal expenses, costs of litigation and reasonable attorney’s fees) (“Damages”) incurred by the Indemnified Persons resulting from any Third Party Claim against the Indemnified Persons to the extent caused by, resulting from, or in connection with:
(a)    any breach of Section 12.6 by the Indemnifying Party or any of its Affiliates or its or their respective Representatives, or
(b)    any gross negligence or willful misconduct by the Indemnifying Party or any of its Affiliates in connection with the performance of its obligations under this Agreement, provided, however, that the Indemnifying Party shall not be responsible for any Damages of the Indemnified Persons to the extent that such Damages are caused by, result from, or arise out of or in connection with any Indemnified Person’s gross negligence or willful misconduct.
Section 9.2.    Indemnification by Recipient. Notwithstanding Section 9.1, Recipient shall indemnify, defend and hold harmless Supplier’s Indemnified Persons from and against any Damages resulting from any Third Party Claim to the extent caused by, resulting from or in connection with (i) any of the Products supplied by or on behalf of Supplier hereunder, (ii) the transactions contemplated by this Agreement or (iii) Supplier’s actions or inactions in connection with any such Products or transactions, provided, however, that Recipient shall not be responsible for any Damages of Supplier’s Indemnified Persons to the extent that such Damages are caused by, result from or arise out of or in connection with the Supplier’s or any of its Affiliates’ gross negligence or willful misconduct in performing its obligations under this Agreement.
Section 9.3.    Procedures.
(a)    Each Party shall use its commercially reasonable efforts to mitigate any Damages for which such Party seeks indemnification under this Agreement.
(b)    Sections [4.5] and [4.6] of the SDA shall govern the rights and obligations of the Parties in respect of the management and conduct of any claims for indemnification under this Agreement.
ARTICLE 10
LIMITATION OF LIABILITY; DISCLAIMER OF WARRANTIES
Section 10.1.    Exclusion of Liability.
(a)    Unless explicitly set out otherwise in this Agreement, no Party, nor any of their respective Affiliates, shall be liable in connection with this Agreement for any punitive, incidental, consequential, exemplary, special or indirect, speculative, not reasonably foreseeable

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or similar damages, including any loss of future revenue, profits, income, or anticipated savings, loss of business reputation, goodwill or opportunity relating to the breach or alleged breach of this Agreement, diminution of value or based on any type of multiple; provided, this sentence does not preclude such Damages to the extent actually owed with respect to a Third-Party Claim or caused by, resulting from, arising out of, or in connection with (i) any fraudulent acts or omissions, (ii) a breach of Section 12.6, or (iii) solely with respect to such damages incurred by Parent or any of its Affiliates, the use of the 3M Trademark by SpinCo or its Affiliates or licensees, including breach of license terms, damages to the 3M Trademark itself or the infringing use of the 3M Trademark. The limitations of this Section 10.1(a) apply regardless of whether the damages are based on breach of warranty, breach of contract, negligence, strict liability in tort, or any other legal or equitable theory.
(b)    Notwithstanding anything in this Agreement to the contrary, neither Supplier nor any of its Affiliates shall have any liability towards Recipient or any of its Affiliates or Indemnified Persons for (a) any failure to supply the Products or perform any of its obligations hereunder in accordance with this Agreement or (b) any Damages or inconveniences incurred by Recipient or any of its Affiliates or Indemnified Persons, in each case ((a) and (b)) to the extent caused by, relating to, or arising out of or in connection with (i) Recipient’s or any of its Affiliates’ acts, omissions, or breach of this Agreement or failure to satisfy any of its obligations under this Agreement, (ii) Recipient’s or any of its Affiliates’ implementation, execution, use or exploitation of any of the services, Products (including product liability claims) or other deliverables received by or benefits (including usage rights) granted to Recipient or its Affiliates under or in accordance with this Agreement, (iii) Recipient’s or any of its Affiliates’ manner of operating or conducting Recipient’s business (including the operations or systems) if operated or conducted materially differently than the manner in which Recipient’s business was operated or conducted immediately prior to the Initial Distribution, (iv) any transactions contemplated by this Agreement other than the supply of the Products or Supplier’s other express obligations set out in this Agreement, or (v) Supplier’s actions or inactions in connection with any deliverables, benefits or transactions pursuant to (i) through (v) or that were caused by Specifications or directions provided by Recipient, except, in each case, to the extent caused by Supplier’s or its Affiliate’s gross negligence or willful misconduct in performing any of its obligations pursuant to this Agreement.
Section 10.2.    Limitation of Liability.
(a)    Subject to Section 10.3 below, Supplier’s and its Affiliates’ aggregate maximum liability in connection with this Agreement, the Products supplied hereunder or the transactions contemplated hereby, shall not exceed in the aggregate in any calendar year, an amount equal to one hundred percent (100%) of the gross amount of Price paid or payable by Recipient for all Products in that calendar year. In addition, any liability of Supplier (and its Affiliates) under this Agreement shall be subject to and count against the Maximum Transition Agreement Cap. Recipient acknowledges that the liability caps described in this Section 10.2(a) are fair and reasonable. For the avoidance of doubt, the liability caps under this Section 10.2(a) shall be calculated based on the gross amount of Service Fees paid or payable under this Agreement, not the net amount of payments made pursuant to the Settlement Statement.

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(b)    Notice of any claim under this Agreement shall be in writing and made reasonably promptly after becoming aware of such claim, but in no event later than one (1) month after the act or omission giving rise to the claim and such claim must specify the Damages amount claimed and a reasonable description of the action (including, as applicable, the relevant act or omission) giving rise to the claim.
(c)    The limitation of liability of this Section 10.2 is independent of, and survives, any failure of the essential purpose of any limited or exclusive remedy under this Agreement.
(d)    If and to the extent that Supplier's failure to perform its obligations under this Agreement or any breach of this Agreement is caused by the act or omission of a Third Party Provider used by Supplier for the performance of any of its obligations hereunder, Supplier shall not be responsible, liable or otherwise considered as being in breach of this Agreement, provided that Supplier shall use its commercially reasonable efforts to exercise and enforce its contractual rights and seek to claim any available contractual remedies in respect of the relevant act or omission of the Third Party Provider, and pass-on to Recipient an equitable and proportionate share of the damages or similar amounts. Alternatively, Supplier may, in its sole discretion, assign to Recipient any Damage claims that it may assert against the relevant Third Party Provider in relation to Recipient’s Damage. In case the act or omission of the Third Party Provider that caused the Damage also caused prejudice to Supplier’s own business (or that of its Affiliates), the distribution shall be limited to a reasonable pro rata share.
Section 10.3.    Unlimited Liability. The limitations of liability pursuant to Section 10.2 shall not apply to:
(a)    any fraudulent, grossly negligent or willful acts or omissions by a Party;
(b)    either Party’s breach of Section 12.6;
(c)    a Party’s indemnification obligations pursuant to Article 9;
(d)    Supplier’s liability to pass-on any sums or other benefits it is able to recover from a Third Party Provider under Section 10.2(d); for clarity, any such recovered sums or benefits shall not count against the liability cap set out in Section 10.2(a);
(e)    Recipient’s liability for Damages incurred by Supplier in relation to the use of the 3M Trademark by Recipient or its Affiliates or licensees, including breach of license terms, damages to the 3M Trademark itself or the infringing use of the 3M Trademark; and
(f)    Supplier’s obligation to replace, or provide a refund for, Products that do not conform to the warranty pursuant to Section 8.2.
Section 10.4.    Disclaimer of Warranties and Acknowledgment. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT SUPPLIER (ON BEHALF OF ITSELF AND ITS LICENSORS) MAKES NO WARRANTY OR CONDITION, EXPRESS OR

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IMPLIED, AND HEREBY DISCLAIMS ANY WARRANTIES OR CONDITIONS OF ANY KIND, INCLUDING WITH RESPECT TO (a) THE NATURE, CONDITION OR QUALITY OF ANY PRODUCT, MATERIALS, COMPONENTS, INFORMATION, DATA, OR SERVICES OBTAINED OR PROVIDED PURSUANT TO THIS AGREEMENT OR (b) THE RESULTS THAT WILL BE OBTAINED BY USING, RECEIVING, OR APPLYING ANY SUCH PRODUCT, MATERIALS, COMPONENTS, INFORMATION, DATA, OR SERVICES, IN EACH CASE INCLUDING ANY EXPRESS OR IMPLIED WARRANTY OR CONDITION OF NONINFRINGEMENT, MERCHANTABILITY, SUITABILITY, ACCURACY, SATISFACTORY QUALITY, OR FITNESS FOR ANY PARTICULAR PURPOSE. SUPPLIER MAKES NO WARRANTY OR CONDITION THAT ANY PRODUCT, MATERIALS, COMPONENTS, INFORMATION, DATA, OR SERVICES OBTAINED OR PROVIDED PURSUANT TO THIS AGREEMENT COMPLIES WITH ANY LAW OR ORDER. RECIPIENT EXPRESSLY AFFIRMS THAT IT IS NOT RELYING ON ANY WARRANTIES OR CONDITIONS, EXPRESS OR IMPLIED, OF SUPPLIER IN ENTERING INTO THIS AGREEMENT AND ACKNOWLEDGES AND AGREES TO THE DISCLAIMERS IN THIS SECTION 10.4. NOTWITHSTANDING THE FOREGOING, IN NO CIRCUMSTANCES WILL PURCHASER BE ENTITLED TO SPECIFIC PERFORMANCE OR OTHER EQUITABLE RELIEF IN CONNECTION WITH ANY BREACH OR ALLEGED BREACH HEREUNDER OR OTHER CLAIM ARISING HEREUNDER.
Section 10.5.    Other Liability Terms
(a)    With respect to any Damages arising under this Agreement, each Party agrees that it shall only seek to recover for such Damages from the other Party, and each Party hereby waives the right to seek recovery for such Damages from or equitable remedies against any the other Party’s Affiliates and each of their respective past, present or future officers, directors, employees and agents and their respective successors, heirs and assignees and Representatives.
(b)    No claim may be brought under this Agreement related to any cause of action under the SDA or any other Ancillary Agreement. Any claims brought under this Agreement must be based solely on the provisions of this Agreement.
ARTICLE 11
TERM AND TERMINATION
Section 11.1.    Term; Extension Period.
(a)    This Agreement shall enter into force on the Effective Date.
(b)    Unless earlier suspended or terminated pursuant to the terms of this Agreement, Supplier shall provide, and Recipient shall receive, each Contract Manufacturing Service from the Effective Date and for the period specified for such Contract Manufacturing Service in Appendix A (such period, as it may be extended in accordance with this Section 11.1(b), the “Service Term”). The Service Term for any Contract Manufacturing Service may be

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extended only (i) as expressly provided in Appendix A for the relevant Contract Manufacturing Services or (ii) by the mutual written consent of the Parties, subject in each case (i) and (ii) to the following:
(A)    no Service Term for any Contract Manufacturing Service may be extended beyond three (3) years following the Effective Date; and
(B)    the Price for the extended Contract Manufacturing Service shall be increased during the extended Service Term as set forth in Appendix A for the relevant Contract Manufacturing Services (if applicable).
(c)    Unless terminated earlier pursuant to Section 11.2, this Agreement shall remain in full force and effect through the last day of the “Final Term,” which shall be the date of the termination or expiration of the last Service Term (as defined in and as may be extended in accordance with Section 11.1(b)) for any Contract Manufacturing Service.
Section 11.2.    Termination. This Agreement or any Contract Manufacturing Services may be terminated at any time prior to the expiration of the Final Term:
(a)    by either Party for a material breach of this Agreement by the other Party that is not cured within thirty (30) days after written notice of such material breach is delivered to such other Party by the terminating Party; provided that Supplier may only terminate with respect to Contract Manufacturing Services directly related to such material breach;
(b)    on a Product-by-Product basis, by a Party as otherwise (and to the extent and in the manner) specifically permitted in this Agreement (including Appendix A) by prior written notice delivered to the other Party; or
(c)    by Parent with ninety (90) days’ prior written notice in case SpinCo undergoes a change of control, meaning that a Third Party acquires Control over SpinCo or SpinCo has transferred or assigned this Agreement or any rights, interests or obligations hereunder in breach of Section 10.5 (Assignment) of the Transition services Agreement (which shall apply mutatis mutandis to this Agreement pursuant to Section 12.1).
Section 11.3.    Effect of Termination or Expiration.
(a)    Upon termination or expiration of any Contract Manufacturing Service or this Agreement in accordance with the terms of Section 11.2,
(i)    Supplier and relevant Supplier Parties shall have no further obligation (A) to provide such terminated or expired Contract Manufacturing Services or, (B) in the case of the termination or expiration of this Agreement, with respect to this Agreement in its entirety, subject to this Section 11.3 and provided that the provisions of [Article 1 (Definitions), Section 2.12 (Final Inventory Purchase), Section 4.4 (Settlement Statement), Section 6.2 (Ownership of Foreground IP), Article 8 (Limited Warranties & Remedy), Article 9 (Indemnities), Article 10 (Limitation of Liability; Disclaimer of

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Warranties), Section 11.3 (Effect of Termination or Expiry), Article 12 (Miscellaneous)] shall survive indefinitely the termination or expiration of this Agreement; and
(ii)    any licenses of Intellectual Property Rights granted under Section 6.3 shall terminate with immediate effect, except to the extent relevant to any remaining Contract Manufacturing Services.
(b)    If Supplier terminates any Contract Manufacturing Service or this Agreement for cause pursuant to Section 11.2(a), Recipient shall reimburse to Supplier any costs and expenses that Supplier or its Affiliates incur or are obliged to pay in connection with the termination of the Contract Manufacturing Service (including any internal or external wind-down costs and non-cancellable costs under Third Party Provider Agreements).
(c)    Except to the extent required for the performance of its remaining obligations under this Agreement, upon request each Party shall (and shall procure that its Affiliates shall) return or deliver to the other Party all records and documents containing Confidential Information of the other Party (or its Affiliates) or, at the other Party’s direction, shall destroy such Confidential Information, and certify that the destruction has taken place. The Party returning or destroying the Confidential Information may retain (i) a copy of the Confidential Information for the purposes of, and so long as required by, any applicable Law or its internal compliance procedures, and (ii) copies of any computer records and files containing any Confidential Information that have been created pursuant to automatic archiving and back-up procedures, subject to continuing obligations of non-use and non-disclosure.
(d)    In the event of termination or expiration of this Agreement or any Contract Manufacturing Services, and without limiting any other applicable payment rights or obligations of the Parties hereunder, any Party owed payment shall be entitled to prompt payment or reimbursement of, and such Party owing payment shall promptly pay and reimburse the Party owed payment under this Agreement or the applicable Contract Manufacturing Service for, all amounts accrued or due under this Agreement or with respect to any terminated or expired Contract Manufacturing Services, as of the date of such termination or expiration.
Section 11.4.    Meet and Confer. If, at or prior to the expiration or termination of this Agreement, a Party, despite having taken all reasonable and timely steps to operate independently, is unable to operate independently from the rights or services provided under this Agreement due to circumstances not caused by such Party’s action or inaction, the Parties will discuss in good faith commercially reasonable alternatives (up to and including an extension of this Agreement) to avoid a business disruption for such Party; provided, that, if such inability to operate independently results solely from such Party’s failure to obtain a Governmental Approval (having taken all reasonable and timely steps to obtain such Governmental Approval in a timely fashion), (i) the other Party will not unreasonably withhold consent to a request for an extension of this Agreement for a period of time no longer than reasonably necessary to obtain such Governmental Approval or otherwise allow the requesting Party to operate independently and (ii) the Parties will discuss in good faith the applicable terms of such extension (including price adjustments) to ensure the terms are commercially reasonable.

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83
ARTICLE 12
MISCELLANEOUS
Section 12.1.    References to the Transition Services Agreement. Sections 10.1 (Fees and Expenses), 10.2 (Force Majeure), 10.5 (Assignment), 10.8 (Relationship of the Parties), 10.10 (Access to Information Technology Systems and Data) of the Transition Services Agreement shall apply mutatis mutandis to the Agreement.
Section 12.2.    Notices.
(a)    All notices, requests, claims, demands and other communications among the Parties under this Agreement shall be in writing and shall be deemed to have been properly delivered, given and received
(i)    on the date of delivery if delivered by hand to the address below during normal business hours of the recipient during a business day, otherwise on the next business day,
(ii)    on the date of successful transmission if sent via e-mail during normal business hours of the recipient during a business day, otherwise on the next business day, or
(iii)    on the date of receipt by the addressee if sent (A) by a nationally recognized overnight courier, or (B) by registered or certified mail, return receipt requested, and if received on a business day, and otherwise on the next business day.
(b)    Such notices or other communications must be sent to each respective Party at the address or e-mail set forth below (or at such other address or e-mail as shall be specified by a Party in a notice given in accordance with this Section 12.2):
If to Parent:    3M Company
3M Center, Building [●]
St. Paul, MN 55144
E-mail: [EMAIL] and Dealnotices@mmm.com
Attention:     [TITLE]
with a copy (which shall not constitute notice) to:
3M Company
Office of General Counsel
3M Center, Building 220-9E-02
St. Paul, MN 55144
E-mail: [EMAIL] and Dealnotices@mmm.com

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83
Attention:    [TITLE]
If to SpinCo:     [SpinCO]
[ADDRESS]
E-mail: [●]
Attention:     [TITLE]
with a copy (which shall not constitute notice) to:
[SpinCo]
Office of General Counsel
[ADDRESS]
E-mail: [EMAIL]
Attention:    [TITLE]
Section 12.3.    Entire Agreement. This Agreement (including the Appendices hereto), the SDA and any other agreements, instruments or documents being or to be executed and delivered by a Party or any of its Affiliates pursuant to or in connection with this Agreement constitute the sole and entire agreement of the Parties with respect to the subject matter contained hereof, and supersede all prior agreements and understandings between the Parties with respect to such subject matter, other prior representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.
Section 12.4.    Further References to the SDA. Sections 10.2 (Governing Law; Submission to Jurisdiction; Waiver of Jury Trial); 10.6 (Severability), and 10.14 (Amendments) of the SDA shall apply mutatis mutandis to the Agreement.
Section 12.5.    Record Retention. Each Party shall adhere to its then current record retention policies and provide the other Party with reasonable access to any relevant records reasonably required to satisfy any mandatory audit by a governmental body.
Section 12.6.    Confidentiality. With respect to the treatment of Confidential Information, Section 10.9 of the Transition Services Agreement shall apply mutatis mutandis to this Agreement.
Section 12.7.    Dispute Resolution. Any claim, disagreement or dispute between the Parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement shall be resolved in accordance with [Article VII] of the SDA which shall apply mutatis mutandis to this Agreement.
[SIGNATURE PAGES FOLLOW]

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83
IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT

[●]

By:

Name:

Title:
[SIGNATURE PAGE TO THE TRANSITION CONTRACT MANUFACTURING SERVICES AGREEMENT]

Confidential Treatment Requested by 3M Health Care Company
Pursuant to 17 C.F.R. Section 200.83

SPINCO

[●]

By:

Name:

Title:
[SIGNATURE PAGE TO THE TRANSITION CONTRACT MANUFACTURING SERVICES AGREEMENT]